EXHIBIT NO. 99.(j) 3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references made to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” and “Appendix M – Recipients of Non-Public Portfolio Holdings on an Ongoing Basis” in the Statement of Additional Information of MFS Emerging Markets Debt Fund, a series of MFS Series Trust X, in Post-Effective Amendment No. 150 to the Registration Statement (Form N-1A, No. 33-1657).

We also consent to the incorporation by reference, in such Statement of Additional Information of our report, dated September 16, 2019, with respect to the financial statements and financial highlights of MFS Emerging Markets Debt Fund, included in the Annual Reports to Shareholders for the fiscal year ended July 31, 2019.

ERNST & YOUNG, LLP
/s/ Ernst & Young LLP

Boston, Massachusetts

November 25, 2019